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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the 1995 Employee Stock Option Plan, 1995 Non-employee Director Stock Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Stock Incentive Plan, 1999 Non-employee Director Stock Incentive Plan, 2000 Stock Incentive Plan, 2000 Transition Stock Incentive Plan for Officers, and the 2000 Transition Stock Incentive Plan for Non-Officers of Cutter & Buck Inc. of our report dated September 18, 2002, with respect to the consolidated financial statements and schedule of Cutter & Buck Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2002.

/s/ ERNST & YOUNG LLP
Seattle, Washington October 8, 2002

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  Exhibit 23.1
Consent of Ernst & Young LLP, Independent Auditors